January 7, 1999


The Coastal Corporation
Coastal Tower
Nine Greenway Plaza
Houston, TX   77046-0995

Gentlemen:

     I have acted as counsel to The Coastal Corporation (the "Company") in connection with the Registration Statement on Form S-8 of the Company for the registration of participation in the Company's Thrift Plan (the "Plan"), and the common stock, par value $.33-1/3 per share, of the Company (the "Common Stock") offered in connection therewith.

     In such capacity, I have familiarized myself with the Certificate of Incorporation and By-laws, each as amended to date, of the Company and have examined the originals, or copies certified or otherwise identified, of the Plan, corporate records of the Company, certificates of public officials and representatives of the Company, statutes and other instruments and documents as the basis for the opinion hereinafter expressed.

     On the basis of the foregoing, I am of the opinion that:

     (1) The Company is a corporation, duly organized and validly existing, in good standing under the laws of the State of Delaware.

     (2) The Plan and the participations of employees in the Plan are valid.

     (3) The Common Stock which may be purchased in accordance with the terms of the Plan has been duly authorized and validly issued and is fully paid and nonassessable.

     I hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement. I further consent to all references to me in the Registration Statement, any amendments thereto, or in any prospectus.

                                       Very truly yours,



                                       Austin M. O'Toole


                                                                    FORM S-8/ 88